UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2024

PROPHASE LABS, INC.

(Exact name of Company as specified in its charter)

Delaware	000-21617	23-2577138
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

711 Stewart Avenue, Suite 200 Garden City, New York	11530
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.0005	PRPH	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 15, 2024, ProPhase Labs, Inc. (the “Company”) issued an Amended and Restated Unsecured Promissory Note and Guaranty (the “Note”) for an aggregate principal amount of $10.0 million to JXVII Trust (“JXVII”), that supersedes, terminates, restates, replaces, and amends the Unsecured Promissory Note And Guaranty, dated as of January 26, 2023, for an aggregate principal amount of $7.6 million issued to JXVII that was previously disclosed pursuant to a Form 8-K filed by the Company on January 30, 2023. The Note is due and payable on August 15, 2027, the third anniversary of August 15, 2024, the date on which the Note was funded (the “Closing Date”), and accrues interest at a rate of 15% per year from the Closing Date, payable on a quarterly basis, until the Note is repaid in full. The Company has the right to prepay the Note at any time after the Closing Date and prior to the maturity date without premium or penalty upon providing seven days’ written notice to JXVII.

The Note contains customary events of default. If a default occurs and is not cured within the applicable cure period or is not waived, any outstanding obligations under the Note may be accelerated. The Note requires the Company to use proceeds from any divestment of assets (other than in the ordinary course) for general working capital purposes and prohibits the Company from distributing or reinvesting such proceeds without the prior approval of JXVII, subject to certain exceptions.

The Company intends to use the proceeds from the Note for working capital and general corporate purposes, which may include capital expenditures, product development and commercialization expenditures, and acquisitions of companies, businesses, technologies and products within and outside the consumer products industry.

The foregoing description of the Note does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the Note, which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

The Company is supplementing the Company’s risk factors in its Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 29, 2024, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on May 10, 2024 and August 14, 2024, respectively, with the risk factor set forth below.

Servicing our debt will require a significant amount of cash, and we may not have sufficient cash flow from our business to pay our debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. We had, as of June 30, 2024, approximately $13.6 million of outstanding indebtedness, net of discounts and approximately $2.4 million in cash and cash equivalents. In addition, on August 15, 2024, we amended and restated the unsecured promissory note and guaranty previously issued to JXVII Trust that increased the principal amount from $7.6 million to $10.0 million. Our business may not generate cash flow from operations in the future sufficient to service our debt obligations and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Item 9.01. Financial Statements and Exhibits.

No.	Description

10.1*	Amended and Restated Unsecured Promissory Note and Guaranty issued to JXVII Trust, dated August 15, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Certain portions of this Exhibit have been omitted pursuant to Regulation S-K Item 601(a)(6) promulgated under the Exchange Act of 1934, as amended. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProPhase Labs, Inc.

	By:	/s/ Ted Karkus
Ted Karkus
Chief Executive Officer

Date: August 21, 2024